[BGE LOGO]
CHARLES CENTER - PO BOX 1475 - BALTIMORE, MARYLAND 21203-1475

SUSAN WOLF
ASSOCIATE GENERAL COUNSEL
(410) 234-5628

                                                  July 24, 1995

Baltimore Gas and Electric Company
Gas and Electric Building
P.O. Box 1475
Baltimore, Maryland 21203-1475

Gentlemen:

     This opinion is furnished to you with respect to the Registration Statement (the "Registration Statement") being filed by Baltimore Gas and Electric Company ("BGE") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 ("1933 Act"), as amended, regarding the proposed issuance of up to $225 million principal amount Medium Term Notes, Series D (the "Notes"). The Registration Statement covers the registration of $125 million principal amount of Notes under the 1933 Act and also serves as a post-effective amendment to Registration No. 33-57704 whereby $100 million in principal amount of Notes previously were registered under the 1933 Act.

     I am Associate General Counsel of BGE, a Maryland corporation, and head of the Corporate Unit in its Legal Department. I am generally familiar with BGE's corporate history, properties, operations, Charter (including amendments, supplements and restatements thereto), the issuance of its securities outstanding, and the indentures under which its debt is issued. In connection with this opinion, the General Counsel of BGE and myself, together with the attorneys we supervise, have considered, among other things (1) the Charter of BGE; (2) the By-Laws of BGE; (3) the Indenture dated as of July 1, 1985, from the Company to The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company), as Trustee, as amended by Supplemental Indentures dated as of October 1, 1987 and January 26, 1993 (the "Indenture") under which the Notes will be issued; (4) the corporate proceedings for the approval of the issuance and sale of Notes; (5) the Registration Statement; (6) the agency agreement and the purchase agreement (including the standard purchase provisions) filed as exhibits to the Registration Statement (together, the "purchase agreement"); (7) the provisions of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), together with an order dated January 16, 1956, issued by the Commission (File No. 31-631) exempting BGE from the provisions of the 1935 Act applicable to it as a holding company; and (8) such other documents, transactions, and matters of law as we deemed necessary in order to render this opinion.

     This opinion is subject to (1) the proper execution, authentication, and delivery of the Notes upon receipt of the purchase price pursuant to the purchase agreement; (2) the continuing qualification of the Indenture under the Trust Indenture Act of 1939, as amended; and (3) the Registration Statement becoming effective under the Securities Act of 1933, as amended.

     Based on the foregoing, I am of the opinion that the Notes, when issued and delivered pursuant to the purchase agreement, will constitute legally issued and binding obligations of BGE.

     I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America. The opinion expressed herein concerns the effect of the law (excluding the principles of conflicts of the law) of the State of Maryland and the United States of America as currently in effect.

     This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement (and any amendments thereto) or the prospectus constituting a part of the Registration Statement (and any amendments or supplements thereto).


                                        Very truly yours,
                                         /s/ Susan Wolf